Exhibit 12

M.D.C. HOLDINGS, INC.

RATIO OF (LOSS) EARNINGS TO FIXED CHARGES

	Nine Months Ended September 30,		Three Months Ended September 30,		Year Ended December 31,
(dollars in 000’s)	2010	2009	2010	2009	2009	2008	2007	2006	2005
Earnings (Loss)	$13,562	$(30,279)	$5,099	$(10,449)	$(28,481)	$(299,317)	$(688,767)	$405,396	$858,443

Fixed Charges	$56,967	$52,193	$19,482	$19,037	$67,954	$68,570	$70,529	$80,915	$67,459
Earnings (Loss) to Fixed Charges	$0.24	$(0.58)	$0.26	$(0.55)	$(0.42)	$(4.37)	$(9.77)	$5.01	$12.73

(Loss) Earnings:
(Loss) Income before income taxes	$(35,535)	$(91,954)	$(10,594)	$(31,818)	$(107,335)	$(382,135)	$(756,464)	$333,137	$808,763
Add: Fixed Charges	56,967	52,193	19,482	19,037	67,954	68,570	70,529	80,915	67,459
Less: Capitalized Interest	(24,855)	(14,354)	(9,370)	(4,810)	(19,810)	(39,852)	(57,791)	(58,141)	(51,872)
Add: Amortization of Previously Capitalized Interest	16,985	23,836	5,581	7,142	30,710	54,100	54,959	49,485	34,093

Total Earnings (Loss)	$13,562	$(30,279)	$5,099	$(10,449)	$(28,481)	$(299,317)	$(688,767)	$405,396	$858,443

Fixed Charges:
Homebuilding and corporate interest expense	$28,421	$29,076	$8,817	$9,672	$38,131	$17,989	$—	$—	$—
Mortgage lending interest expense	389	262	183	88	451	329	1,581	8,816	3,850
Interest component of rent expense	2,187	2,467	688	772	3,257	4,362	7,109	9,852	7,369
Amortization and expensing of debt expenses	1,115	6,034	424	3,695	6,305	6,038	4,048	4,106	4,368
Capitalized interest	24,855	14,354	9,370	4,810	19,810	39,852	57,791	58,141	51,872

Total Fixed Charges	$56,967	$52,193	$19,482	$19,037	$67,954	$68,570	$70,529	$80,915	$67,459

In computing the ratio of earnings to fixed charges, fixed charges consist of homebuilding and corporate interest expense, mortgage lending interest expense, interest component of rent expense, amortization and expensing of debt expenses and capitalized interest. Earnings are computed by adding fixed charges (except capitalized interest) and amortization of previously capitalized interest during the period to (loss) earnings before income taxes. For the three and nine months ended September 30, 2009, the Company generated losses which exceeded fixed charges of $19.0 million and $52.2 million, respectively. For the years ended December 31, 2009, 2008 and 2007, the Company generated losses which exceeded fixed charges of $68.0 million, $68.6 million and $70.5 million, respectively.